Exhibit 10.11

Mr. Andrew B. Koslow

Re: Second Amendment of Employment Letter

Dear Andy:

The employment letter agreement between you and Penson Worldwide, Inc. (“PWI”) dated as of August 26, 2002 (the “Employment Letter”) was amended on December 31, 2008 by letter agreement (the “Amendment Agreement”). This letter agreement (the “Second Amendment Agreement”) further amends the Employment Letter and supersedes the Amendment Agreement in its entirety.

You and PWI have agreed to amend the Employment Letter in order to update certain terms and conditions of your employment, and to bring the severance payment provision in line with other executive-level employees of PWI. Accordingly, you and PWI hereby agree that, effective February 10, 2012, the Employment Letter shall be amended as follows:

1. Job Title. Your job title is Executive Vice President and General Counsel of PWI, reporting to the Chief Executive Officer of PWI.

2. Base Salary. Your annual base salary will be set from time-to-time by PWI’s Board of Directors (the “Board”). Such base salary will be paid at periodic intervals in accordance with PWI’s regular payroll schedule and practices for exempt employees.

3. Payment of Bonus. Any discretionary bonus payable to you with respect to any year pursuant to Section 2 of the Employment Letter will be paid to you not later than the 15th day of the third calendar month following the close of such calendar year.

4. Severance Payment. Section 7 of the Employment Letter is hereby amended and restated in its entirety to read as follows:

“7. Although your employment shall be “at–will,” termination of the employment relationship between you and PWI shall be classified in one of the following categories, for the limited purpose only of the Severance Benefit Opportunity of Section 7.D. below:

A. By PWI for Cause. Termination of your employment by PWI for “Cause” means a termination by PWI of your employment for any of the following reasons, upon written notice to you at any time:

1. Your conviction or plea of nolo contendre to a felony offense or crime of violence or dishonesty; or

2. PWI’s good faith determination, upon majority vote of PWI’s Board, that:

a. you have engaged in theft, fraud, embezzlement, or dishonest conduct with respect to any property or funds of PWI, any affiliate, subsidiary, or parent of PWI, or of any vendor, partner, employee, or customer of PWI that is harmful to PWI, to an affiliate, subsidiary, or parent of PWI or to the business, operations, reputation, or business prospects of any of them;

b. you have breached any of your obligations under the Confidential Information, Intellectual Property Assignment and Arbitration Agreement (“Confidential Information Agreement”) signed by you;

c. you have engaged in an act of misconduct which has had an adverse effect on the business, operations, reputation, or business prospects of PWI or of an affiliate, subsidiary, or parent of PWI;

d. you have failed to adequately perform the material duties or fulfill the responsibilities of your position; provided, however, that PWI shall have given written notice to you, and you shall have had a period of 30 days within which to cure/remedy the failure(s), described in such written notice giving rise to possible termination for Cause under this Section 7.A.2.d.; or

e. you have breached one or more of your obligations under any written agreement with PWI (other than the Confidential Information Agreement); provided, however, that PWI shall have given written notice to you, and you shall have had a period of 30 days within which to cure/remedy the breach, described in such written notice giving rise to possible termination for Cause under this Section 7.A.2.e.

B. By You for Good Reason.

1. Termination of your employment by you shall qualify as a termination for “Good Reason” if all of the following conditions are met:

a. You shall have given advance written notice of termination to PWI (“Notice”), which includes the following:

(1) a description of the act, omission or breach giving rise to the Notice, and

(2) a date on which you intend the termination to be effective (“Termination Date”), that is no earlier than 30 days after the date the Notice is delivered to PWI;

b. The act, omission or breach described in the Notice is one of the following:

(1) A material reduction, without your consent, of your salary rate or bonus award opportunity, unless the salary rates of all PWI’s executive–level employees also have been reduced by at least the same percent by which your salary rate has been reduced. For purposes of the foregoing, a reduction in your salary rate or bonus award opportunity by more than 10% shall be deemed to be a material reduction; or

(2) A material relocation, without your consent, of your regular place or base of employment. For purposes of the foregoing, a change of the geographic location of your regular place or base of employment by more than 50 miles shall be deemed to be a material change; or

(3) A material breach by PWI of one or more of its obligations under this Second Amendment Agreement;

c. The act, omission or breach described in the Notice first occurred:

(1) during the 12 months after the effective date of a “Change in Control” of PWI and

(2) no earlier than 90 days before the date the Notice is delivered to PWI; and

d. PWI failed to remedy, before the Termination Date, the act, omission or breach described in the Notice.

2. A “Change in Control” means a change in the ownership or control of PWI, effected through any of the following transactions first occurring after PWI’s IPO;

a. a merger, consolidation, or reorganization approved by PWI’s stockholders, unless securities representing more than 50% of the total combined voting power of the outstanding voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of PWI immediately prior to such transaction;

b. any stockholder–approved sale, transfer or other disposition of all or substantially all of PWI’s assets in complete liquidation or dissolution of PWI; or

c. the acquisition, directly or indirectly, by any person or related group of persons (other than PWI or a person that directly or indirectly controls, is controlled by or is under common control with, PWI) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of PWI’s outstanding securities.

C. Without Cause. Your employment is terminated “Without Cause” if it is terminated in any of the following circumstances:

1. due to your death;

2. due to your “Disability” which shall mean a termination upon written notice, or on such prospective date specified in such notice, delivered by PWI to you, due to your inability, either with or without reasonable accommodation, by reason of any physical or mental injury, illness, or impairment, to substantially perform the essential functions required of you for a period of 6 months during any rolling 12-month period;

3. upon any notice, written notice, or on such prospective date specified in such notice, delivered by PWI to you, for a reason other than any of the reasons described as “Cause” in Section 7.A. above; or

4. upon written notice, or on such prospective date specified in such notice, delivered by you to PWI, for a reason other than reasons and the conditions that qualify as “Good Reason” under Section 7.B.1. above.

D. Severance Benefit Opportunity. Subject to the conditions of Section 7.D.2. below, PWI shall provide Severance Benefits to you for the Severance Period in the event that your employment with PWI (i) is terminated by PWI Without Cause pursuant to Sections 7.C.1., 2., or 3. or (ii) is terminated by you for Good Reason. Such Severance Benefits, if and to the extent provided, are not compensation for past services or labor performed by you, but to preserve the goodwill existing between us, to resolve any disputes or disagreements that may exist between us relating to your employment and the termination thereof, and to assist PWI and you to move onto other business and employment opportunities, respectively.

1. Severance Benefits during Severance Period. The “Severance Period” shall extend for 12 months. It shall commence within 60 days following your “Separation from Service” (as defined in Section 7.D.3.) due to your termination Without Cause or your resignation for Good Reason. “Severance Benefits” shall consist of the following:

a. Post–Termination Payments. Periodic payments at your weekly salary rate in effect just prior to the time of the act or omission resulting in your termination (“Severance Payments”). Such payments shall be paid during the Severance Period at periodic intervals in accordance with PWI’s regular payroll schedule and practices.

Any salary continuation payments to which you become entitled in accordance with this Section 7.D.1. shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and each such payment that becomes due and payable during the period commencing with the date of your Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short–Term Deferral Payment” and shall be paid during that period.

b. COBRA Premium Payments. Provided you and/or your dependents are eligible and timely elect to continue healthcare coverage under PWI’s group health plan pursuant to your rights under COBRA, PWI will reimburse you for the costs you incur to obtain such continued coverage for yourself and your eligible dependents (collectively, the “Coverage Costs”) during the Severance Period. In order to obtain reimbursement for such Coverage Costs, you must submit appropriate evidence to PWI of each periodic payment within 60 days after the payment date, and PWI shall within 30 days after such submission reimburse you for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (i) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) your right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to you, PWI shall report the reimbursement as taxable W–2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be your sole responsibility.

2. Severance Benefit Conditions & Limitations.

a. In order to receive any Severance Benefits, you must execute a Post–Termination General Release of All Claims Agreement, in a form provided by PWI that is substantially similar in all material respects to Exhibit A hereto, which is made a part of this Second Amendment Agreement (“General Release”) within 21 days (or 45 days if such longer period is required under applicable law) following your Separation from Service; provided, however, that the General Release becomes effective and enforceable in accordance with its terms.

b. You shall provide, cooperatively and in good faith, to those person(s) designated by PWI, all information necessary to effectively transition to others your job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by PWI during the 60–day period after the Termination Date.

c. In order to receive and continue to receive Severance Benefits, you must comply with your obligations under the Confidential Information Agreement in accordance with its terms, and must comply with the restrictions of this Section 7.D.2.c. For the purposes of this Section 7.D.2.c., the following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities, and/or foreign exchange transactions; (ii) “Customer” means any person, entity or business that was a customer, or was specifically targeted to become a customer, of PWI during the 1-year period prior to the Termination Date; (iii) “Territory” means and includes each of the 50 states of the United States of America and its protectorates, Canada, the United Kingdom, Japan, Australia, and Hong Kong; and (iv) “Service Provider,” means any person who is during the Severance Period, and was at any time during the 1–year period prior to the Termination Date, an employee, consultant, or independent contractor of PWI.

(1) Non-Solicitation of Service Providers. During the Severance Period, you shall not, anywhere in the Territory, on your own behalf or on behalf of any other person or entity, either directly or indirectly recruit, encourage, or solicit any Service Provider to leave or reduce that Service Provider’s employment with or services to PWI.

(2) Non-Solicitation of Customers. During the Severance Period, you shall not, by use of any confidential information and/or trade secrets belonging to PWI, anywhere in the Territory, on your own behalf or on behalf of any other person or entity, either directly or indirectly, contact, encourage, or solicit away any Customer with respect to the Business.

d. In the event that you breach your obligations under Section 7.D.2.c. above prior to expiration of the Severance Period:

(1) You shall cease to be entitled to any further Severance Benefits, otherwise to be provided under Section 7.D.1. above, except that you shall be eligible to receive or retain, as the case may be, Severance Benefits equal to 50% of the total amount of Severance Benefits to which you otherwise would have been eligible to receive in the absence of such breach. Any additional payments that you are eligible to receive pursuant to this Section in order to bring the total amount of Severance Benefits to 50% shall be paid at the same time or times as such payments would otherwise have been paid under Section 7.D.1.;

(2) PWI shall be entitled to recover from you any and all amounts that may have been paid to or on behalf of you as Severance Benefits in excess of 50% of the total amount of Severance Benefits to which you otherwise would have been eligible to receive in the absence of your breach; and

(3) PWI shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against you, including, without limitation, injunctive relief.

e. Severance Benefits provided under Section 7.D.1. above shall in all cases be reduced by any payments or benefits to which you may be entitled under the federal Worker Adjustment Retraining Notification Act, and/or under any applicable state law counterpart statute.

f. Severance Benefits under Section 7.D.1. above shall be the only severance and/or measure of damages or loss to which you shall be entitled upon any termination of your employment with PWI. Except for any unpaid wages and accrued vacation earned by you through the Termination Date, no other amounts or benefits shall be owed to you, including but not limited to under any other plan, program or practice of PWI or of any subsidiary, affiliate or parent of PWI.

g. Notwithstanding anything herein to the contrary, in any case where the date of termination and the last day of the General Release revocation period fall in two separate taxable years, any payments required to be made to you that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year.

3. Separation from Service. For purposes of this Second Amendment Agreement, “Separation from Service” shall mean your cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services you rendered in Employee status during the immediately preceding 36 months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether you have incurred a Separation from Service, you will be deemed to continue in “Employee” status for so long as you remain in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means PWI and any other corporation or business controlled by, controlling or under common control with, PWI as determined in accordance with Sections 414(b) and (c) of the Internal Revenue Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)–2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)–2 of the Treasury Regulations.”

4. Code Section 409A.

a. The Employment Letter as amended by this Second Amendment Agreement is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

b. Notwithstanding any provision to the contrary in this Second Amendment Agreement, no Severance Benefits to which you otherwise become entitled under Section 7.D. shall be made or provided to you prior to the earlier of (i) the expiration of the 6–month period measured from the date of your Separation from Service or (ii) the date of your death, if you are deemed, pursuant to procedures established by the Compensation Committee of PWI’s Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non–qualified deferred compensation plans subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all Severance Benefits that otherwise would have been payable or reimbursed to you during the deferral period shall be paid or reimbursed to you in a lump sum, and any remaining Severance Benefits due to you pursuant to Section 7.D. shall be paid or provided in accordance with Section 7.D.1. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If you are so identified on any such December 31, you shall have specified employee status for the 12–month period beginning on April 1 of the following calendar year.

c. Unless required by Code Section 409A, the 6–month holdback set forth in Section 7.D.4.b. above shall not be applicable to (i) any Severance Benefits under Sections 7.D.1. that qualify as Short–Term Deferral Payments and (ii) any remaining portion of such Severance Payments paid after your Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two times the lesser of (x) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had your Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which you had a Separation from Service, and (B) such Severance Payments are to be made to you no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.”

5. Right to Advice of Counsel. You acknowledge that you have had the right to consult with counsel and are fully aware of your rights and obligations under the Employment Letter and this Second Amendment Agreement.

6. Remaining Terms. Except for the amendments set forth in this Second Amendment Agreement, all of the other terms of the Employment Letter shall remain in full force and effect. This Second Amendment Agreement does not modify or affect your at-will employment status, which means that you or PWI may terminate your employment relationship at any time for any reason, with or without cause.

Penson Worldwide, Inc.

/s/ Philip A. Pendergraft
By: Philip A. Pendergraft
Title: CEO

Agreed and Acknowledged:

Date: 2/3/2012	/s/ Andrew B. Koslow
Andrew B. Koslow

EXHIBIT A

POST-TERMINATION GENERAL RELEASE OF ALL CLAIMS AGREEMENT

This Post-Termination General Release of All Claims Agreement (“Agreement”) is entered into between Penson Worldwide, Inc. (“Company”), and Andrew B. Koslow (“Executive”), collectively referred to as the “Parties.” This Agreement is effective on the eighth day after Executive executes this Agreement (“Effective Date”).

In consideration for the severance benefits offered by the Company to Executive pursuant to his Employment Letter dated August 26, 2002 (the “Employment Letter”), as amended by the Second Amendment Agreement dated February 3, 2012 (the “Second Amendment Agreement”), Executive agrees as follows:

1. Termination of Employment. Executive’s employment with the Company is terminated effective             (“Termination Date”). On the Termination Date, Executive will incur a “separation from service” for purposes of Section 409A of the Internal Revenue Code, as amended. The Company will pay Executive’s final wages, including accrued but unused vacation pay as of the Termination Date (as reflected in the Company’s records), in accordance with applicable state law.

2. Release of Claims.

(a) In exchange for the consideration provided in the Employment Letter as amended by the Second Amendment Agreement, Executive hereby expressly waives, releases, and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, parents, affiliates, officers, directors, executives, managers, supervisors, employees, partners, agents, attorneys and representatives (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action that Executive has or claims to have, whether known or unknown, of whatever nature, that exists or may exist as of the date Executive executes this Agreement, including, but not limited to, claims arising from Executive’s employment with the Company and/or the termination thereof. As used in this paragraph, with the exception of claims for unemployment benefits, benefits in which Executive is vested, or claims of indemnification arising under any previously executed indemnification agreement, the Company’s charter documents, existing insurance policies or applicable law, which are specifically excluded, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims (express or implied), equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, defamation claims, negligence claims, invasion of privacy claims, public policy claims, claims for stock options and/or for vesting of options, claims for severance pay, debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the California Fair Employment and Housing Act; the Texas Labor Code, including the Texas Commission on Human Rights Act and Section 451.001 of the Texas Workers’ Compensation Act; or any other applicable federal, state or local law, rule, ordinance or regulation (“Released Claims”). Executive further represents and warrants that Executive has been fully and properly paid for all salary, wages, bonuses, accrued vacation and any and all other benefits and compensation due to him through the Termination Date, and that Executive has received all leave (state and federal), in accordance with applicable law. Executive specifically further acknowledges and agrees that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the FMLA/CFRA; and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA/CFRA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights. The claims being released do not include any claims, actions, causes of action, suits, demands, or proceedings that Executive may have against the Released Parties (1) arising from any breach of this Agreement or the severance provisions of the Employment Letter as amended by the Second Amendment Agreement; (2) arising after the date Executive signs this Agreement; (3) that cannot be waived as a matter of law; and (4) that are specifically excluded from the definitions of “claims,” “demands,” and “causes of action” (collectively, the “Excluded Claims”).

(b) In furtherance of Executive’s intent to waive and release all claims against the Released Parties, whether or not now known, Executive also expressly waives and releases any and all rights and benefits conferred upon Executive under Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive agrees and understands that if, hereafter, he discovers facts different from or in addition to those which Executive now knows or believes to be true, that the waivers and release of paragraph 2(a) shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

(c)	IMPORTANT NOTICE REGARDING RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

Without in any way limiting the generality or scope of the Release of Claims set forth in this paragraph 2, Executive hereby acknowledges that Executive knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims Executive may have under the ADEA, and acknowledges and agrees that:

(i)	This Agreement is written in a manner in which Executive fully understands;

(ii)	Executive specifically waives any rights or claims arising under the ADEA;

(iii)	This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(iv)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(v)	Executive has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(vi)	Executive has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement. Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period; and

(vii)	Once executed, Executive has a period of seven (7) days within which Executive can revoke this Agreement, and the Agreement shall not be effective until the 7-day revocation period has been exhausted. Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, provided it was not revoked. If Executive chooses to revoke this Agreement, Executive must do so in writing, and the revocation must be addressed and delivered to ATTN: CEO, Penson Worldwide, Inc., 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, (fax) , before the expiration of the 7-day revocation period. If Executive delivers the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to ATTN: CEO at the above address and/or fax number within seven (7) days of Executive’s execution of this Agreement. If Executive delivers the revocation by mail, the revocation will be considered timely if it is mailed to ATTN: CEO at the above address and postmarked within seven (7) days of Executive’s execution of this Agreement.

(d) Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or the filing of any charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA waiver, nor does Executive agree to ratify any ADEA waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA claim except as authorized by federal or state law. Notwithstanding the foregoing two sentences, as provided above Executive waives any right to recover any monetary damages from any Released Party in a civil suit brought by any governmental agency or any other individual on Executive’s behalf with respect to any Released Claim.

3. No Admission of Liability. Executive understands that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Released Parties.

4. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may claim to have against any Released Party.

5. Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive’s representatives, heirs, executors, administrators, successors and assigns.

6. Attorneys’ Fees. Executive understands and agrees that in any dispute between the Company and Executive regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

7. Confidential Information. Executive acknowledges that on or about                     Executive executed a Confidential Information Agreement with the Company in which Executive agreed to maintain the confidentiality of certain trade secrets and/or proprietary information belonging to the Company. Executive understands and agrees that Executive’s obligations under such confidentiality agreement survive the termination of his employment with the Company and that Executive will continue to be bound by the covenants contained in such confidentiality agreement after the Termination Date.

8. Transition of Knowledge. Executive shall provide, cooperatively and in good faith, to those person(s) designated by the Company, to effectively transition to others Executive’s job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by the Company during the 60-day period after the Termination Date.

9. Return of Company Property. Executive agrees that, to the extent Executive has not already done so, Executive will return all Company property no later than fifteen (15) days after the Termination Date, including but not limited to Company property containing any Confidential Information, in good working order, reasonable wear and tear excepted, as a condition of receiving the severance benefits, including but not limited to, personal computers, laptops, fax machines, scanners, copiers, diskettes, CD-ROM(s), USB flashdrives and/or other portable electronic data storage devices, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, pagers, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Executive that is or was related to Executive’s employment with the Company. Executive may retain Executive’s personal copies of documents evidencing Executive’s hire, compensation, benefits, stock options, Executive’s employment agreement and Confidential Information Agreement, and any documents that Executive may have received as a stockholder of the Company. In addition, Executive confirms that Executive has finalized and submitted all expense reports, if any, and agrees by Executive’s signature on this Agreement that any amounts owed to the Company as of the Termination Date, if any, may be deducted from any payments made to Executive by the Company consistent with applicable law.

10. Non-Disparagement. Unless subject to any subpoena, order, or other process of any court or other governmental body,

(a) Executive agrees and represents that Executive will not at any time (i) publicly disparage or encourage or induce others to publicly disparage the Company, including any of its respective officers, directors, employees, representatives or agents; and/or (ii) engage in conduct that is deliberately intended to injure the Company’s reputation and interests, including the reputations and interests of its respective officers, directors, employees, representatives or agents; and

(b) the Company agrees that its Executive Officers will not publicly disparage or encourage or induce others to publicly disparage Executive, or engage in conduct that is deliberately intended to injure Executive’s reputation and interests.

11. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

12. Integration. This Agreement, the Employment Letter, the Second Amendment Agreement and the Confidential Information Agreement express the entire agreement between the Parties with respect to the subject matter hereof. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Letter, the Second Amendment Agreement and the Confidential Information Agreement that survive termination, including, but not limited to (i) his agreement not to solicit Company employees, consultants or independent contractors and not to solicit Company customers by use of any confidential information and/or trade secrets belonging to the Company, for a period of twelve (12) months following the Termination Date; and (ii) his duty not to violate the Confidential Information Agreement. Moreover, nothing in this Agreement supersedes any previously executed indemnification agreement as may be referenced in paragraph 2 of this Agreement. No changes may be made to the Agreement unless they are made in writing and signed and authorized by the Company.

13. Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions of California law, or of any other jurisdiction, except where preempted by federal law.

14. Severability. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

15. Multiple Counterparts. This Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

16. Voluntary Agreement. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

IN WITNESS WHEREOF, I have executed this Agreement on the date provided below.

BY:
Executive’s Signature

Executive’s Name – Typed or Printed

DATED:

Penson Worldwide, Inc.

BY:

DATED: